Exhibit (k)(1)

Ms. Valerie Y. Lewis

Morgan Stanley Asset Management

1221 Avenue of the Americas

New York, NY  10020

Dear Ms. Lewis:

This is to confirm that American Stock Transfer & Trust Company will provide Morgan Stanley India Investment Fund, Inc. with complete Registrar, Transfer Agent and Dividend Reinvestment services for a flat monthly fee of $1,000.00.  We guarantee this rate for a period of three years.

The following services are included in American Stock Transfer & Trust Company’s flat monthly fee:

Certificates

•                                          Issuance and registration of all stock certificates.

•                                          Processing legal transfers and transactions requiring special handling.

•                                          Mailing certificates to shareholders as a result of transfers.

•                                          Provide daily reports of processed transfers.

•                                          Process indemnity bond and replace lost certificates.

•                                          Combine certificates in large denominations.

Account Maintenance

•                                          Maintenance of all shareholder accounts.

•                                          Processing address changes.

•                                          Opening of new accounts, closing and consolidation of existing accounts.

•                                          Maintenance, placement and removal of stop transfers.

•                                          Posting of all debits and credit certificate transactions.

•                                          Social Security solicitation.

•                                          Handling of shareholder and broker inquiries.

Annual Cash Distributions

•                                          Preparation and mailing of checks to shareholders.

•                                          Insertion of all required enclosures.

•                                          Issuance of replacement checks.

•                                          Maintenance of Postal return items.

•                                          Check reconciliation.

•                                          Providing check registers to fund.

•                                          Furnish requested dividend information to shareholders.

•                                          Process address change requests.

Dividend Reinvestment Plan Administration

•                                          Prepare and acknowledge cash receipts from shareholders.

•                                          Prepare and mail dividend reinvestment statements (annually).

•                                          Correspondence with members of the plan.

•                                          Process and mail proceeds to shareholders wishing to terminate the plan.

•                                          Mailing year-end tax information to shareholders and IRS.

•                                          Maintain existing accounts and establish new dividend reinvestment plan accounts.

•                                          Process withdrawal and redemption requests.

•                                          Certificate depository and safekeeping.

Annual Shareholder Meeting

•                                          Provide shareholders list as of the record date.

•                                          Proxy vote solicitation for routine meetings.

•                                          Printing of shareholder name on proxy cards.

•                                          Verification of broker bills.

•                                          Mailings to shareholders.

•                                          Attend and act as Inspector of Election for Annual Meeting.

•                                          Respond to inquiries as to whether specific accounts were voted.

Proxy Distribution And Tallying

•                                          Contact brokers and nominees for votes before annual meetings, including mailing search cards and processing omnibus proxies received.

•                                          Proxy tabulations.

•                                          Preparation of Proxy Tabulation Reports (daily).

•                                          Provide final report on how each shareholder voted on each proposal.

Lists And Mailings

•                                          Providing various statistical reports as requested.

•                                          Enclosing multiple proxy cards to same household in one envelope.

•                                          Monitor undeliverable mail and suppress mailing until correct address is located.

•                                          Furnishing shareholder listings, in any sequence.

•                                          Geographical detail reports showing all stocks issued and surrendered over a specific period.

•                                          Providing complete sets of mailing labels and reports.

Remote Access

This service gives you with the ability to directly access your shareholder database. The following options are available:

•                                          Shareholder maintenance.

•                                          Proxy tabulation.

•                                          Certificate information.

•                                          Correspondence.

•                                          Shareholder addresses.

Tax Forms

•                                          Prepare and mail year-end 1099 forms and 1042 forms for non-residents.

•                                          Furnishing year-end 1099 forms to shareholders.

•                                          Replacing lost 1099 forms to shareholders.

•                                          Escheatment reports furnished to various state agencies.

Interest and Dividend Tax Compliance Act of 1983

•                                          Process and record keep accumulated uncashed dividends.

•                                          Withholding tax from shareholder accounts not in compliance with the provisions of the Act.

•                                          Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Services.

•                                          Responding to shareholder inquiries regarding the Regulations.

•                                          Mailing to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding.

•                                          Annual mailing to pre-1984 account which have not yet been certified.

•                                          Performing shareholder file adjustments to reflect certification of accounts.

All certificate issuances, reports, mailings, labels, transfers and transactions, described above will be provided to you and your shareholders on an unlimited basis.

This Agreement and the duties, obligations and services to be provided herein, may not be assigned or otherwise transferred without the prior written consent of Morgan Stanley India Investment Fund, Inc.

Termination of this Agreement may be made with thirty days’ written notice by either party.  The Fund will pay for all services rendered through the date of termination.

If the above meets with your approval, please sign below, return one copy to us and retain one for your records.

Very truly yours,

AMERICAN STOCK TRANSFER & TRUST COMPANY

/s/ George Karfunkel
George Karfunkel
Executive Vice President

AGREED TO AND ACCEPTED THIS
17TH DAY OF FEBRUARY, 1994.

MORGAN STANLEY INDIA INVESTMENT FUND, INC.

By	/s/ Warren J. Olsen

Warren J. Olsen, President
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